For the fiscal period ended 11/30/98
File number 811-07491


                         SUB-ITEM 77 I
               Terms of New or Amended Securities

     On August 26, 1998, the Board of Directors authorized the issuance of a fourth class of shares, designated Class Z, for the Fund. Class Z shares are not subject to either an initial or contingent deferred sales charge nor are they subject to any Rule 12b-1 fees. Class Z shares will be offered to a limited group of eligible investors as soon as practicable.